Exhibit 99.1

NEWS RELEASE

Contact:
Charles H. Abdalian, Jr.	Karen L. Bergman or
Senior Vice President and CFO	Michelle Corral
Coley Pharmaceutical Group	BCC Partners (US)
+1.781.431.9044	+1.650.575.1509 or +1.415.794.8662
cabdalian@coleypharma.com	kbergman@bccpartners.com
mcorral@bccpartners.com

For Immediate Release

Coley Pharmaceutical Group Initiates Second Phase Ib Clinical Study of

Actilon™ for Treatment of HCV

Wellesley, MA, September 27, 2005 - Coley Pharmaceutical Group, Inc. (Nasdaq: COLY) today announced the initiation of a five-arm Phase Ib clinical study of Actilon™ (CPG 10101) alone and in combination with the current standard of care for the treatment of chronic Hepatitis C virus (HCV).

The Phase Ib clinical trial is designed to enroll sixty adult HCV subjects at up to eighteen centers throughout the U.S. Subjects will be randomly assigned to one of five groups, receiving twelve weekly doses of: Actilon alone, Actilon in combination with pegylated interferon, Actilon with ribavirin, Actilon with pegylated interferon and ribavirin, or the current standard of care – pegylated interferon and ribavirin. Subjects enrolled in the study will have previously responded to, but subsequently relapsed from, treatment with pegylated interferon and ribavirin. The study will assess safety and tolerability as well as the effect of Actilon on HCV RNA blood levels. Subjects in a treatment arm containing Actilon who experience a 2 log (99%) or better reduction in HCV RNA may continue to receive their treatment for up to 36 additional weeks. Coley expects preliminary data from this Phase Ib study to be available in the second half of 2006.

“This new Phase Ib study is designed to build upon the encouraging results from our ongoing dose-escalation study as it will assess Actilon’s tolerability and antiviral activity over a longer treatment time, both alone and in multi-drug combinations,” said Robert L. Bratzler, Ph.D., President and Chief Executive Officer of Coley Pharmaceutical Group. “We believe that Actilon’s dual mechanism of action makes it an excellent candidate for the treatment of chronic viral infections as it is designed to activate both rapid and long-lasting immune system antiviral responses.”

Actilon is currently undergoing evaluation as a monotherapy for HCV subjects in an ongoing Phase 1b dose-escalation trial. Preliminary study results indicate a mean maximum 1.4 log reduction (96%) of HCV RNA during four weeks of treatment at the highest dose reported to date (20 mg). Additional results from this study will be presented at the American Association for the Study of Liver Disease (AASLD) meeting this coming November.

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Results of the dose-escalation trial and an earlier study in normal healthy volunteers indicated that Actilon is well tolerated over a wide dose range, and that small subcutaneous doses induce measurable, dose-related immune responses consistent with the known pharmacologic mechanisms of this new class of immunomodulatory antiviral drug candidates.

About Actilon and TLR Therapeutics™

Coley’s proprietary TLR Therapeutics™ act through a specific class of targets, called Toll-like receptors, or TLRs, found in and on immune system cells which, in turn, direct the immune system to fight disease. The company and its collaborators currently have four drug candidates in clinical trials, including PF-3512676 (CPG 7909), which was recently licensed to Pfizer for development and worldwide commercialization and is expected to enter Phase III clinical trials in advanced non-small cell lung cancer later this year.

Actilon, an investigational therapeutic, acts through the Toll-like receptor 9 (TLR9) found in dendritic cells and B cells and is designed to induce a durable and natural immune response to treat viral infections such as Hepatitis C. The compound stimulates the body’s own production of anti-viral cytokines and chemokines, such as interferons, and is designed to drive both early and sustained virus-specific memory immune responses to help clear infection.

About Hepatitis C

Hepatitis C virus, or HCV, is a blood-borne infectious disease of the liver and the leading cause of cirrhosis and a cause of liver cancer. According to the World Health Organization, HCV infects approximately 170 million people worldwide, including at least 2.7 million in the United States. Ten to twenty percent of those chronically infected with HCV will ultimately develop liver cirrhosis, making HCV the leading cause of liver transplants in the United States. The Hepatitis Foundation International estimates that between 25,000 and 30,000 Americans contract HCV each year and that between 8,000 and 10,000 people die annually from HCV-related cirrhosis or liver cancer. Currently, the standard of care for treating HCV patients is a combination regimen of long-acting interferon alpha and ribavirin. These therapies may be limited by toxicities and by viral resistance among some patients.

About Coley Pharmaceutical Group

Coley Pharmaceutical Group, Inc. is an international biopharmaceutical company, headquartered in Wellesley, Massachusetts, USA, that discovers and develops TLR Therapeutics™, a new class of investigational drug candidates that direct the human immune system to fight cancers, infectious diseases, asthma and allergy. Coley has established a pipeline of four TLR Therapeutic product candidates currently advancing through clinical development either independently or with partners, and additional product candidates in preclinical development. Coley has product development, research and license agreements with Pfizer, sanofi-aventis, Chiron, GlaxoSmithKline and the United States government.

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Safe Harbor Statement

Certain statements in this news release concerning Coley’s business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, those relating to the design of, enrollment in, and anticipated results from the five-arm Phase 1b clinical trial of Actilon and Coley’s ability to advance the discovery, development and commercialization of its TLR Therapeutics. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Coley might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; uncertainties as to the future success of ongoing and planned clinical trials; and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Coley undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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